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                                                           EXHIBIT 23.2


                      CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the reference to our firm under the caption "Summary Selected Information," "Selected Financial Information" and "Experts" in the Registration Statement (Form S-11) of SL Green Realty Corp. (the "Company") for the registration of 4,600,000 shares of Preferred Stock and to the use of our reports (i) dated February 10, 1998, except for the last two paragraphs in Note 15, as to which the date is March 18, 1998, with respect to the consolidated financial statements and schedule of the Company for the period August 21, 1997 (date of commencement of operation) to December 31, 1997;
(ii) dated February 10, 1998 with respect to the combined financial statements of SL Green Predecessor and schedule for the period January 1, 1997 to August 20, 1997 and for the two years in the period ended December
31, 1996; and (iii) dated February 10, 1998 with respect to combined financial statements of the uncombined joint ventures of SL Green Predecessor for the period January 1, 1997 to August 20, 1997 and for the two years in the period ended December 31, 1996. We also consent to the use of our reports
(iv) dated May 7, 1997 with respect to the statement of revenues and certain expenses of the 36 West 44th Street property for the year ended December 31, 1996; (v) dated May 2, 1997 with respect to the statement of revenues and certain expenses of the 1372 Broadway property for the year ended December
31, 1996; (vi) dated May 23, 1997 with respect to the statement of revenues and certain expenses of the 1140 Avenue of the Americas property for the year ended December 31, 1996; (vii) dated May 29, 1997 with respect to the statement of revenues and certain expenses of the 50 West 23rd Street property for the year ended Decmeber 31, 1996; (viii) dated November 3, 1997 with respect to the statement of revenues and certain expenses for the 110
East 42nd Street property for the year ended December 31, 1996; (ix) dated December 16, 1997 and December 16, 1997 with respect to the statements of revenues and certain expenses for the property and mortgage of 17 Battery
Place for the year ended December 31, 1996; (x) dated March 13, 1998 with respect to the statement of revenues and certain expenses for the 1466
Broadway property for the year ended December 31, 1997; (xi) dated March 13, 1998 with respect to the statement of revenues and certain expenses for the 420 Lexington Avenue leasehold interest for the year ended December 31, 1997;
(xii) dated March 11, 1998 with respect to the statement of revenues and certain expenses for the 321 West 44th Street property for the year ended December 31, 1997; (xiii) dated March 31, 1998 with respect to the statement of revenues and certain expenses for the 440 Ninth Avenue property for the year ended December 31, 1997; (xiv) dated March 31, 1998 with respect to the statement of revenues and certain expenses for the 38 East 30th Street property for the year ended December 31, 1997, (xv) dated March 31, 1998 with respect to the statement of revenues and certain expenses for the 116 Nassau Street property for the year ended December 31, 1997; and (xvi) dated March 24, 1998 with respect to the statement of revenues and certain expenses for the 711 Third Avenue leasehold interest for the year ended December 31, 1997.

                                                /s/ Ernst & Young LLP

New York, New York
April 24, 1998